Exhibit 99.2
                                                                    ------------


                                   No. 04-____
================================================================================


                                     IN THE
                       SUPREME COURT OF THE UNITED STATES

                                 ---------------


                         BANK UNITED, BANK UNITED CORP.,
                           AND HYPERION PARTNERS L.P.,
                                                                    PETITIONERS,
                                       v.

                                 UNITED STATES,
                                                                     RESPONDENT.
                                 ---------------

                      ON PETITION FOR A WRIT OF CERTIORARI
                      TO THE UNITED STATES COURT OF APPEALS
                             FOR THE FEDERAL CIRCUIT

                                 ---------------


                        PETITION FOR A WRIT OF CERTIORARI

                                 ---------------


                                    MIGUEL A. ESTRADA
                                      COUNSEL OF RECORD
                                    MARK A. PERRY
                                    MICHAEL J. EDNEY
                                    GIBSON, DUNN & CRUTCHER LLP
                                    1050 Connecticut Avenue, N.W.
                                    Washington, D.C. 20036-5306
                                    (202) 955-8500

                                    COUNSEL FOR PETITIONERS
================================================================================

                               QUESTION PRESENTED

      In United States v. Winstar Corp., 518 U.S. 839 (1996), this Court held that contractual capital--the "cash substitute" offered by the government to induce private parties to acquire failing thrifts--is valuable, and that the government is liable under the common law of contracts for the breach of capital promises. In Mobil Oil Exploration & Producing Southeast, Inc. v. United States, 530 U.S. 604 (2000), this Court held that the Federal Circuit is similarly required to apply the common law of contract remedies in government contract actions. The question presented is:

      Did the Federal Circuit err in applying special rules of contract damages, based on the assumption that contractual capital has no value, to relieve the government of financial responsibility for its adjudicated breach of contract in this case?

                            PARTIES TO THE PROCEEDING
                             AND RULE 29.6 STATEMENT

      The caption contains the names of all of the parties to the proceeding in the court below.

      Pursuant to this Court's Rule 29.6, petitioners state that Washington Mutual, Inc. is the parent or successor corporation of Bank United and Bank United Corp. Petitioners further state that the following entities hold more than a 10% interest in Hyperion Partners L.P.: Prudential Financial, Inc.; American International Group; SBC Master Pension Trust; and Property Asset Management Inc., a subsidiary of Lehman Brothers Holdings Inc.

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTION PRESENTED.............................................................i

PARTIES TO THE PROCEEDING AND RULE 29.6 STATEMENT.............................ii

TABLE OF CONTENTS............................................................iii

TABLE OF AUTHORITIES..........................................................iv

PETITION FOR A WRIT OF CERTIORARI..............................................1

OPINIONS BELOW.................................................................1

JURISDICTION...................................................................1

STATEMENT OF THE CASE..........................................................1

REASONS FOR GRANTING THE WRIT.................................................10

I.   The Federal Circuit's Refusal To Award Any
     Costs In Connection With The Cash Infusion
     Conflicts With Prior Decisions Of This Court.............................15

II.  The Federal Circuit's Refusal To Award Any
     Costs In Connection With The Preferred Stock
     Issuance Conflicts With Prior Decisions Of This
     Court....................................................................22

III. The Issues Presented By This Case Warrant Review.........................27

CONCLUSION....................................................................30

                              TABLE OF AUTHORITIES

                                                                         PAGE(S)

CASES


BAILEY V. UNITED STATES, 341 F.3d 1342
   (Fed. Cir. 2003), CERT. PENDING, No. 03-1073...............................11


BLUEBONNET SAV. BANK V. UNITED STATES,
   266 F.3d 1348 (Fed. Cir. 2001).................................20, 25, 26, 27


BLUEBONNET SAV. BANK V. UNITED STATES,
   339 F.3d 1341 (Fed. Cir. 2003).............................................11


CALIFORNIA FED. BANK V. UNITED STATES,
   245 F.3d 1342 (Fed. Cir. 2001), CERT. DENIED,
   534 U.S. 1113 (2002)...................................................PASSIM


CASTLE V. UNITED STATES, 301 F.3d 1328
   (Fed. Cir. 2002), cert. denied, 123 S. Ct. 2572
   (2003).....................................................................11


CITY OF LOS ANGELES V. UNITED STATES DEP'T OF TRANSP.,
   165 F.3d 972 (D.C. Cir. 1999)..............................................25


COAST FED. BANK V. UNITED STATES,
   323 F.3d 1035 (Fed. Cir. 2003).............................................11


CONSOLIDATED RAIL CORP. V. UNITED STATES,
   619 F.2d 988 (3d Cir. 1980)................................................25


DUQUESNE LIGHT CO. V. BARASCH, 488 U.S. 299
   (1989).....................................................................25


ENERGY CAPITAL CORP. V. UNITED STATES,
   302 F.3d 1314 (Fed. Cir. 2002).............................................24

FAR WEST FED. BANK V. OTS, 119 F.3d 1358
   (9th Cir. 1997)............................................................20


FPC V. HOPE NATURAL GAS CO., 320 U.S. 591
   (1944).....................................................................25


GLENDALE FED. BANK V. UNITED STATES,
   239 F.3d 1374 (Fed. Cir. 2001)..................................6, 11, 16, 20


GUARANTY NAT'L INS. CO. V. GATES, 916 F.2d 508
   (9th Cir. 1990)............................................................25


HERCULES, INC. V. UNITED STATES, 516 U.S. 417 (1996)..........................28


HUGHES COMMUNICATIONS GALAXY, INC. V. UNITED
   STATES, 271 F.3d 1060 (Fed. Cir. 2001).....................................17


KEENE CORP. V. UNITED STATES, 508 U.S. 200 (1993).............................28


LANDMARK LAND CO. V. FDIC, 256 F.3d 1365 (Fed. Cir. 2001).....................11


LASALLE TALMAN BANK V. UNITED STATES,
   317 F.3d 1363 (Fed. Cir. 2003).....................................11, 26, 27


MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST,
   INC. V. UNITED STATES, 530 U.S. 604 (2000).............................PASSIM


NAEKEL V. DEPARTMENT OF TRANSP., 850 F.2d 682
   (Fed. Cir. 1988)...........................................................17


RTC v. FSLIC, 25 F.3d 1493 (10th Cir. 1994)...................................20


SINCLAIR REF. CO. V. JENKINS PETROLEUM PROCESS CO.,
   289 U.S. 689 (1933)........................................................24


UNITED STATES V. WINSTAR CORP., 518 U.S. 839
   (1996).................................................................passim

STATUTORY PROVISIONS


28 U.S.C.ss. 1254(1)...........................................................1


28 U.S.C.ss.1491...............................................................5


28 U.S.C.ss.1500..............................................................28


REGULATIONS AND RULES


Sup. Ct. R. 29.6..............................................................ii

OTHER AUTHORITIES


Brealey & Myers, PRINCIPLES OF CORPORATE FINANCE
   (6th ed. 2000)..........................................................24-25


Breeden, THUMBS ON THE SCALE: THE ROLE THAT
   ACCOUNTING PRACTICES PLAYED IN THE SAVINGS
   AND LOAN CRISIS, 59 Fordham L. Rev. S71 (1991).............................19


RESTATEMENT (SECOND) OF CONTRACT ss.347...................................16, 21


RESTATEMENT (SECOND) OF CONTRACT ss.350...............................16, 17, 22


Stern & Gressman, SUPREME COURT PRACTICE
   (8th ed. 2002).............................................................28


THE S&L PAYOUTS THAT NEVER CAME, Legal Times
   (Feb. 16, 2004)............................................................11


U.C.C. ss.2-712...............................................................16

                        PETITION FOR A WRIT OF CERTIORARI

                                 ---------------


      Petitioners Bank United, Bank United Corp., and Hyperion Partners L.P. respectfully submit this petition for a writ of certiorari to review the judgment of the United States Court of Appeals for the Federal Circuit.

                                 OPINIONS BELOW

      The opinion of the court of appeals (App., infra, 1a-16a), is not officially reported, but is available at 80 Fed. Appx. 663. The opinion of the trial court on remedies (App., infra, 17a-61a) is reported at 50 Fed. Cl. 645. A subsequent order on remedies (App., infra, 62a-67a) is not reported. The opinion of the trial court on liability (App., infra, 68a-77a) is reported at 49 Fed. Cl. 1. A subsequent order on liability (App., infra, 78a-80a) is reported at 50 Fed. Cl. 327.

                                  JURISDICTION

      The judgment of the court of appeals was entered on September 22, 2003. A timely petition for rehearing was denied on December 12, 2003. App., infra, 81a. On February 25, 2004, the Chief Justice extended the time for filing a petition for a writ of certiorari to and including April 10, 2004. The jurisdiction of this Court is invoked under 28 U.S.C.ss. 1254(1).

                              STATEMENT OF THE CASE

      Petitioners agreed to acquire a failing thrift in exchange for the government's express contractual forbearances and other promises concerning the calculation of regulatory capital. The government breached those promises upon the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), which eliminated most forms of contractual capital. See United States v. Winstar Corp., 518 U.S. 839 (1996). After a trial, the Court of Federal Claims found that petitioners had mitigated the effects of the government's breach by causing additional cash capital to be infused or invested into the thrift to replace the contractual capital lost as a result of the government's breach. Although petitioners incurred more than $100 million in total mitigation costs, the trial court awarded only $8.8 million in transaction costs. The Federal Circuit further reduced that award to $4.9 million.

      1. This case arises from the thrift crisis of the 1980s, which previously has been chronicled by this Court in Winstar. 518 U.S. at 844-48. "By the end of 1987, over 500 savings institutions were insolvent, including 117 in Texas." App., infra, 18a. But the Federal Savings and Loan Insurance Corporation (FSLIC) was also insolvent. Id. at 18a-19a. "Realizing that FSLIC lacked the funds to liquidate all of the failing thrifts, the [Federal Home Loan Bank Board (FHLBB)] chose to avoid the insurance liability by encouraging healthy thrifts and outside investors to take over ailing institutions in a series of `supervisory mergers.'" Winstar, 518 U.S. at 847.

      In February 1988, the FHLBB introduced the Southwest Plan to induce investors to acquire failing Texas thrifts. App., infra, 19a. As this Court has recognized, "[s]uch transactions, in which the acquiring parties assumed the obligations of thrifts with liabilities that far outstripped their assets, were not intrinsically attractive to healthy institutions; nor did FSLIC have sufficient cash to promote such acquisitions through direct subsidies alone, although cash contributions from FSLIC were often part of a transaction." Winstar, 518 U.S. at 848. Accordingly, "[t]o attract outside investors, FSLIC made regulatory commitments to potential acquirers" (App., infra, 19a)--commitments that functioned as "cash substitute[s]" in the context of supervisory mergers. Winstar, 518 U.S. at 850.

      United Savings Association of Texas (Old United) was a failed thrift offered by the regulators as part of the Southwest

Plan. App., infra, 21a. After a "flurry of negotiations," petitioners agreed to take over Old United in exchange for a series of contractual promises from the government. Id. at 22a. Petitioners agreed to infuse $200 million of new capital ($90 million in equity and $110 million in subordinated debt) into the thrift, which was eventually renamed Bank United. Id. at 23a; see also id. at 69a (describing the corporate history of petitioners). In exchange for petitioners' investment and their agreement to assume the obligations of Old United, the government contractually agreed to forbear from enforcing regulatory capital-ratio requirements so long as Bank United complied with a modified capital plan; that the subordinated debt would be treated as equity in computing the bank's capital ratio; and that $30 million of supervisory goodwill created in the transaction would count as regulatory capital for a 25-year amortization period. Id. at 24a; see also id. at 25a-26a (summarizing the "principal, relevant terms" of the parties' agreement); id. at 69a (same).

      The agreement benefited petitioners because the net effect was to allow them to operate Bank United pursuant to the negotiated capital requirements rather than the more stringent standards that otherwise would have been applicable. Petitioners intended to use the contractual capital (i.e., the capital-ratio forbearance, subordinated debt, and supervisory goodwill agreements) to grow the bank by investing in profitable assets. App., infra, 46a-47a. By providing "borrowing capacity" (leverage), the contractual capital would permit the bank to acquire interest-earning assets funded by low-cost deposits. Petitioners "projected average annual growth of approximately $800 million in various types of assets." Id. at 46a. This growth, and the earnings it would generate, would not have been possible without the government's contractual promises. See id. at 39a. The leverage promised by the government was thus necessary to give petitioners the opportunity to convert the existing bank into a profitable enterprise. See Winstar, 518 U.S. at 924 (Scalia, J., concurring in judgment) (observing that leverage capacity was the "essential bargain" of the contract).

      The government also benefited from the agreement with petitioners: As compared to liquidation, the transaction saved FSLIC as much as $700 million. App., infra, 26a. The government thus "convert[ed] some of its financial insurance obligations into responsibilities of private entrepreneurs." Winstar, 518 U.S. at 894.

      Petitioners performed their side of the bargain by infusing $200 million of new capital into Bank United. App., infra, 26a. The government, however, failed to keep its word: Less than a year after the transaction was consummated, FIRREA "breached several provisions of the contract between [petitioners] and the government having an impact on calculation of required minimum capital ratios." Id. at 26a-27a; cf. Winstar, 518 U.S. at 857 ("The impact of FIRREA's new capital requirements . . . was swift and severe"). The principal adverse impacts of FIRREA on petitioners were that Bank United was required to comply with higher capital requirements than provided for in the contract with the government; subordinated debt could no longer be counted as regulatory capital; and supervisory goodwill had to be phased out over just five years. App., infra, 27a-28a, 48a.

      "The clear, direct and immediate harmful impact of FIRREA upon implementation was significant loss of borrowing capacity . . . . Stated in balance-sheet terms, this immediate loss may be stated as a significant reduction in capital ratio." App., infra, 37a. Petitioners lost the ability to leverage the contractual capital into earning assets: Before the breach, Bank United had sufficient capital to hold $11.7 billion in assets, but after the breach it could hold only $3.7 billion. C.A. App. A2000184. "The value of leverage is in the potential for profits . . . . If leverage did not have value,
[petitioners] would not have bargained for the capital forbearance, subordinated debt and supervisory goodwill provisions." App., infra, 38a n.11; see Winstar, 518 U.S. at 851 (capital promises "allow[ed] the thrift to leverage more loans (and, it hoped, make more profits)"). As the government acknowledged in Winstar, "the leveraging that thrifts were getting was enormous. They could have made enormous profits." Tr. of Oral Arg. in No. 95-865 (U.S. Apr. 24, 1996), at 12.

      The government's breach not only prevented petitioners from earning the profits that they (and the government) expected at the time the contract was made, but put Bank United in immediate peril of failing the new FIRREA capital requirements. App., infra, 27a-28a. Petitioners took three principal steps to improve the bank's capital position in the wake of the breach. First, the $110 million in subordinated debt at the bank level was exchanged in 1990 for holding company debt, at a higher interest rate. Id. at 42a-43a. This allowed the proceeds to be contributed to the bank as regulatory capital after FIRREA abrogated the government's promise that the bank debt would count as regulatory capital. Id. at 50a. Second, during 1990 and 1991 petitioners infused approximately $35 million in cash capital into the bank. Id. at 64a. Third, in 1992 Bank United issued $85.5 million in preferred stock. Id. at 50a.

      2. Like a number of other thrift acquirers, petitioners sued the United States for breach of contract under the Tucker Act, 28 U.S.C. ss. 1491. In Winstar, this Court held that the government is liable in contract for FIRREA-based breaches of supervisory merger agreements. See 518 U.S. at 919 (Scalia, J., concurring in judgment) ("the contracts at issue in this case gave rise to an obligation on the part of the Government to afford respondents favorable accounting treatment, and [ ] the contracts were broken by the Government's discontinuation of that favorable treatment, as required by FIRREA").

      a. The Court of Federal Claims (Smith, J.) granted summary judgment to petitioners on liability, holding that the contractual agreements in this case were not materially different from those considered by this Court in Winstar. App., infra, 68a-80a. The trial court concluded that petitioners "are entitled to damages that resulted from the need to meet the enhanced capital requirements that they otherwise would not have had to meet had the government honored the capital forbearance promise." Id. at 75a.

      b. The Court of Federal Claims (Turner, J.) then held a trial on damages. Petitioners' principal claim at trial was for lost profits. See Glendale Fed. Bank v. United States, 239 F.3d 1374, 1380 (Fed. Cir. 2001) (lost profits are the primary means by which "the law makes the non-breaching party whole"). Petitioners introduced models to establish that the government's breach, by dramatically reducing the bank's leverage, caused them to lose profits of $350 million on an after-tax basis. C.A. App. A1002805-06, A1002831-41; see App., infra, 30a. The government "elected to counter [petitioners'] case on all fronts, both attacking on the merits their claim of entitlement to lost profits and asserting that any such claim is barred by the doctrine of mitigation of damages." Id. at 35a. The trial court did not reach the merits of petitioners' lost-profits claim because it "conclude[d] that [petitioners] could have and, in fact, did mitigate damages potentially flowing from the enactment of FIRREA." Id. at 35a-36a.

      The trial court recognized that "at the time of FIRREA's impacts, plaintiffs became entitled to the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA." App., infra, 38a. "In a case of this nature, such damages are the same as the costs of mitigation. This is the `make whole' remedy to which [petitioners] were surely entitled." Ibid. (emphasis added); see also id. at 40a ("[petitioners] certainly are entitled to recover the costs they incurred in actually mitigating"); id. at 59a ("[petitioners] are entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA"). The court then examined the three principal mitigating transactions undertaken by petitioners.

      i. The trial court found that petitioners had incurred $4.9 million in costs in connection with the 1990 subordinated debt conversion. App., infra, 50a. This amount included $180,000 in legal fees, $1.7 million in interest paid on a bridge loan, and $3 million in "additional interest" paid because the holding company bonds had a higher coupon rate than the bank bonds they were issued to replace. Id. at 59a. The trial court found that petitioners "would not have incurred such added interest cost had [the government] not breached," and "conclude[d] that [petitioners] are entitled to recover the total costs claimed for mitigating the subordinated-debt impact of the breach." Ibid. (emphasis added).

      ii. The trial court recognized that petitioners had "further mitigated . . .. by various other infusions of capital into Bank United," which totaled approximately $35 million. App., infra, 60a. The court acknowledged that petitioners "would have been entitled to any proven costs incurred in connection with these mitigation infusions of capital." Ibid.

      Nevertheless, the trial court rejected petitioners' contention that they were entitled, as "cover" damages, to a return of the $35 million that they were forced by the breach to infuse into the bank, as well as the earnings they would have made had they been able to deploy this cash capital elsewhere (which petitioners estimated at $57 million). App., infra, 65a. The court said that "[t]o award the principal amount of such capital infusions would be replacing an investment [petitioners] still have or have transferred." Ibid. As to the lost earnings on the infusions, the court said that the requested award "would be a duplication of whatever return the infusing [petitioners] have already received from their investment." Ibid.

      iii. The trial court found, as a matter of fact, that the $85.5 million in preferred stock issued in December 1992 was a mitigating transaction that would not have occurred in the absence of the breach. App., infra, 59a-60a. The court also found that petitioners were unable to issue equity stock on the capital markets before December 1992. Id. at 49a &
n.15. For this reason, the parties agreed for purposes of the lost profits claim on a "damages window" between the end of 1989 and the end of 1992. Id. at 28a.

      The trial court concluded that petitioners were entitled to $4 million in costs associated with the preferred stock transaction, consisting solely of out-of-pocket expenses to lawyers and investment bankers. App., infra, 59a-60a. But the court denied petitioners' request for the $69.3 million in dividends Bank United actually paid on the preferred stock through the date of trial. Notwithstanding petitioners' contention that the dividends would not have been incurred in the absence of the breach, and thus were recoverable as mitigation costs, the court ruled that the dividends were not recoverable because they were "not . . . the transaction costs of mitigating damages." Id. at 64a. The court said that "[t]he pre[-]FIRREA goodwill on the balance sheet and the forbearances did not, without more, provide any investable asset," such that petitioners "would have to borrow and thus incur interest expense or similar cost of funds[] obligations on any sum so acquired." Id. at 65a. The court concluded that "any dividends paid on the preferred stock are analogous to interest which the bank would have incurred had it instead been able to use its pre[-]FIRREA borrowing capacity." Ibid.

      3. The Federal Circuit (Prost, J., joined by Mayer, C.J., and Dyk, J.) affirmed in part and reversed in part.

      a. At the outset, the court of appeals "affirm[ed] the trial court's grant of summary judgment on the issue of liability." App., infra, 4a. The court also affirmed the trial court's rejection of petitioners' claim for lost profits on the ground that they successfully had mitigated the effects of the government's breach. Id. at 4a-8a.

      b. The court of appeals acknowledged "the well-established principal [sic] that a non-breaching party may recover the actual costs of mitigating a breach." App., infra, 12a. The court refused to apply this principle, however, to most of the costs incurred by petitioners.

      i. The government did not appeal the trial court's award of $4,884,283 in connection with the 1990 subordinated debt conversion, and the judgment in this amount was affirmed. App., infra, 16a.

      ii. With respect to the cash capital infusions made by petitioners in 1990 and 1991, the court of appeals affirmed the trial court's rejection of petitioners' claim for both the $35 million principal and the lost earnings thereon. App., infra, 12a-13a. As to the principal, the court rested its holding on the notion that the contractual capital had no value: "[T]he new capital, insofar as mitigation is concerned, was replacing borrowing capacity, not tangible assets." Id. at 13a. On the earnings, which petitioners claimed as expectancy damages, the court said that "the infusions provided Bank United with an additional $35 million that itself could be invested and on which Bank United earned a return. [Petitioners] fail to demonstrate any difference between the rate of return earned on the $35 million that was infused and the rate of return that otherwise would have been earned on alternative investments." Ibid.

      iii. Finally, with respect to the dividends actually paid on the $85.5 million in preferred stock, the court said that "the true costs of such a transaction are limited to flotation costs." App., infra, 14a. The court justified this approach by reference to California Federal Bank v. United States, 245 F.3d 1342, 1350 (Fed. Cir. 2001) ("CalFed"), cert. denied, 534 U.S.
1113 (2002), in which the court similarly had premised the denial of dividend damages on the notion that contractual capital has no value in this context. App., infra, 14a. The court of appeals then reversed even the award of transaction costs on the ground that the stock issuance occurred on December 29, 1992, two days before closing of the "damages window" constructed for purposes of the lost profits claim. Id. at 15a-16a.

      4. In summary, the government induced petitioners to acquire a failed thrift by promising contractual capital, thus saving the federal insurance fund a half-billion dollars or more. Less than a year later, the government breached that contract by eliminating more than $100 million in regulatory capital while simultaneously imposing higher capital requirements. The trial court found that petitioners successfully mitigated the effects of the breach by engaging in the three transactions described above, which cost petitioners more than $100 million. But they are left with a judgment for merely $4.9 million. Hence this petition.

                          REASONS FOR GRANTING THE WRIT

      The courts below unjustly and unlawfully failed to compensate petitioners for the full costs they incurred in mitigating the government's breach of contract. These costs include the $35 million that petitioners were forced by the breach to infuse into the thrift, the $57 million that petitioners would have earned had the government not forced them to make that infusion, and the $69.3 million in dividends actually paid on the preferred stock that the thrift was forced by the breach to issue. All of these costs are plainly recoverable under the common law of contracts. The Federal Circuit's contrary conclusion cannot be reconciled with this Court's decisions holding that the government is bound by those common law principles to the same extent as a private party. In addition, the Federal Circuit expressly premised its denial of these routine contract damages on the proposition that "regulatory capital" has no independent value. That holding is directly contrary to this Court's decision in Winstar and must be corrected if this Court's mandate is to have any meaning.

      The decision below is only the latest in a series of refusals by the Federal Circuit properly to interpret the government's regulatory capital promises, or to apply the black-letter law of contracts, in Winstar-related cases.1 In these cases, the Federal Circuit consistently has denied standard remedies that would have made private parties whole for the government's breach of Winstar-type contracts. In so doing, the Federal Circuit repeatedly has applied special rules to relieve the government of financial liability. While these cases have involved varying claims, they are united by a common element: the Federal Circuit's repeated insistence that goodwill and other forms of contractual capital were essentially valueless, such that the loss of contractual capital did not result in compensable harm. That position flatly contradicts Winstar.


--------------------

      (1) See Glendale, 239 F.3d 1374 (reversing award of restitution notwithstanding undisputed evidence that the government benefited from the transaction); CalFed, 245 F.3d 1342 (relying on Glendale to reject restitution claim, and also denying recovery of the full cost of raising external capital); Landmark Land Co. v. FDIC, 256 F.3d 1365 (Fed. Cir. 2001) (denying the bulk of plaintiff's restitution claim); Castle v. United States, 301 F.3d 1328 (Fed. Cir. 2002) (denying claims for restitution and just compensation), cert. denied, 123 S. Ct. 2572 (2003); Coast Fed. Bank v. United States, 323 F.3d 1035 (Fed. Cir. 2003) (en banc) (adopting interpretation of supervisory merger contract that permitted no damages); LaSalle Talman Bank v. United States, 317 F.3d 1363 (Fed. Cir. 2003) (remanding for recalculation of damages); Bluebonnet Sav. Bank
v. United States, 339 F.3d 1341 (Fed. Cir. 2003) (vacating trial court's award of damages); Bailey v. United States, 341 F.3d 1342 (Fed. Cir. 2003) (denying damages and just compensation), cert. pending, No. 03-1073. In these eight cases alone, the private plaintiffs asserted well-substantiated claims for more than $5.1 billion at the trial level, and $2.4 billion at the appellate level, yet the final judgments for private plaintiffs amount to a grand total of $21.5 million. And there are nearly 100 similar cases pending in the lower courts. As one observer has summarized the Federal Circuit's dismantling of Winstar, "[e]ight years after [this Court] said Uncle Sam was on the hook over [the] thrift crisis, few plaintiffs have seen even a penny." The S&L Payouts that Never Came, Legal Times (Feb. 16, 2004), at 1.

      As the decision below establishes, the Federal Circuit is undoing at the remedies stage what this Court already has decided on liability--i.e., that the government is responsible for the financial consequences of its FIRREA-induced breaches of contract. There is no dispute in this case that the government entered into a Winstar-type contract to induce petitioners to acquire a failed thrift. There is no dispute that petitioners performed under that contract, or that the government breached its capital promises upon the enactment of FIRREA. There is no dispute that petitioners were harmed by the breach, that they successfully mitigated the harmful effects of that breach over time, or that their mitigation efforts were reasonable. And there is no dispute that the common law of contracts entitles petitioners to recover the actual costs of these reasonable mitigation efforts. The court of appeals' legal conclusion that petitioners are entitled to only $4.9 million in transaction costs thus squarely presents the question whether special rules apply to the government in Winstar-type cases. This case provides an ideal vehicle for this Court to review the lower courts' failure to adhere to the mandate of Winstar.

      1. The Federal Circuit's failure to award the actual costs of mitigation in this case is fundamentally irreconcilable with this Court's decision in Winstar, which confirmed the long-standing rule that "[w]hen the United States enters into contract relations, its rights and duties therein are governed generally by the law applicable to contracts between private individuals." 518 U.S. at 895. This principle protects both the government and government contractors by allowing the government to purchase goods and services without incurring a large risk premium. Id. at 913 (Breyer, J., concurring).

      In Winstar, this Court emphasized the crucial importance of binding the government to the common law of contracts, and, applying those principles, held the government liable in contract for FIRREA's elimination of regulatory capital forbearances. The Court subsequently made clear that these common-law principles similarly govern the remedies available for the government's breach of contract. Mobil Oil Exploration & Producing Southeast, Inc. v. United States, 530 U.S. 604, 607-08 (2000). Yet, in open defiance of these decisions, the Federal Circuit has chosen to create a unique body of remedies law--in this case, by refusing to award petitioners the actual costs of their mitigating transactions--that serves to shield the government from financial liability in Winstar-type cases.

      2. The root cause of the lower courts' refusal to apply the common law of contract remedies in Winstar-type cases is their continued misapprehension of the role of regulatory capital at the heart of supervisory merger agreements.

      The Federal Circuit views contractual capital as mere "borrowing capacity" that can be replaced with cash capital with no economic consequence other than the transaction costs (i.e., fees paid to lawyers and investment bankers). App, infra, 10a, 13a-14a; see also, e.g., CalFed, 245 F.3d at 1350. If this view were correct, there would have been no thrift crisis: the insolvent thrifts (or the government) could simply have raised more capital. But in the real world, that was not possible. Winstar, 518 U.S. at 848. The government chose instead to solve the problem through supervisory mergers and acquisitions, providing contractual capital as a "cash substitute" to induce private parties to take on the government's own financial obligations. Id. at 850.

      What the Federal Circuit describes as mere "borrowing capacity" is, in reality, the engine that makes thrifts work. The principal business of a bank is borrowing money from one group (depositors) at a lower rate than the bank can lend it to another group (e.g., home buyers). See App., infra, 38a n.11 (a bank's "reason for being is to borrow at one rate and lend (or otherwise to invest) at a higher rate"). Capital requirements are a constraint on the "borrowing capacity" of a thrift. Contractual capital was regulatory permission to borrow more without injecting more cash into the bank. The government contractually committed to this treatment of contractual capital because it expected the thrifts to leverage this capital into productive assets that would generate sufficient profits to ensure future viability. Winstar, 518 U.S. at 851.

      If there had been no breach, petitioners could have maintained their plans for growing the size of the bank without infusing additional capital into the thrift or obtaining additional capital in the external markets. The fact that petitioners were forced to "replace" the contractual capital with cash capital does not diminish their entitlement to recover the costs of that replacement. "Borrowing capacity," to use the Federal Circuit's phrase, is valuable because of its earnings potential, and it is this value that was destroyed by the breach. By holding that such "borrowing capacity" can be replaced by cash without economic consequence, the Federal Circuit ignored the role that the Winstar Court understood regulatory capital to play in the operation of a bank--an understanding that was crucial to the Court's liability holding.

      3. The Federal Circuit's legal errors in denying petitioners their costs of mitigation do not concern mere collateral issues, but go to the very foundation of this Court's Winstar decision. As this Court recognized, the core of the government's promise in Winstar-type contracts was the obtaining of leverage capacity without the dedication of cash to the bank. 518 U.S. at 850. Petitioners incurred massive obligations in exchange for the government's express contractual promises freeing them from the need to infuse additional cash into the bank--promises that were broken shortly after they were made, accepted, and relied upon.

      It cannot seriously be contended that petitioners would have paid $200 million to acquire Old United in 1988 if the government had provided $8.8 million (or $4.9 million) in cash rather than the contractual capital promises.2 Yet that is the fundamental premise of the decisions below. Those decisions cannot be reconciled with law, logic, or common sense. They eviscerate the premise of Winstar and create special rules for the government in violation of Mobil Oil. This Court should put the Federal Circuit back on the right track to prevent the government from securing a windfall in connection with its breach of supervisory merger contracts. Reinforcing the correct legal interpretation of the government's regulatory capital promises--through this case and at this time--is crucial to the correct resolution of numerous Winstar-type cases pending in the lower courts.

I. THE FEDERAL CIRCUIT'S REFUSAL TO AWARD ANY COSTS IN CONNECTION WITH THE CASH INFUSION CONFLICTS WITH PRIOR DECISIONS OF THIS COURT

      The government provided petitioners with a "cash substitute"--the contractual capital promises--to induce them to acquire Old United. When the government breached the contract and eliminated that substitute, petitioners had to contribute $35 million in actual cash to shore up the bank's regulatory capital position and to make up the shortfall created by the government's breach. Yet the courts below awarded zero damages for that transaction. Under a correct application of Winstar and Mobil Oil, petitioners are entitled to recover both the $35 million they infused into the thrift and the returns they would have earned had they been able to deploy this capital elsewhere. The Federal Circuit's refusal to make an appropriate award warrants this Court's review.

      1. The government's breach immediately reduced Bank United's regulatory capital by more than $100 million. App., infra, 8a. Petitioners had only two options to improve the


--------------------

      (2) Petitioners' principals testified without contradiction that they would not have done the deal in the absence of the government's promises regarding contractual capital. C.A. App. A1000263-65; A1000718-20; A1003563-64.

bank's capital ratios and to continue its operations after the breach: shrink the size of the bank or add more capital to the bank. See, e.g., Glendale, 239 F.3d at 1377. One of the actions petitioners undertook in the wake of the government's breach was to infuse $35 million of their own cash into the bank. This infusion would have been unnecessary in the absence of the breach, and the trial court correctly found that it constituted a mitigating transaction. App., infra, 60a. The Federal Circuit did not disturb that factual finding. Id. at 10a-12a. The court of appeals, however, committed manifest legal error in holding as a matter of law that petitioners were not entitled to recover the costs of that transaction.

      The $35 million capital infusion was a straightforward "cover" transaction: When the government broke its promise to recognize contractual capital, petitioners put in cash capital instead. At common law, the non-breaching party is always entitled to its costs of cover. Restatement (Second) of Contracts ss. 347, cmt. c; cf. U.C.C. ss. 2-712. The courts below rigorously enforced only one-half of the common-law doctrine: that consequential damages or lost profits will not be awarded to the extent that such damages can be avoided or mitigated by the non-breaching party. Restatement (Second) of Contracts ss. 350. They entirely ignored the common-law corollary that, while the law imposes a duty to mitigate, it also ensures that the non-breaching party can recover losses incurred in connection with mitigation. Id. ss. 350, cmt. h. None of the three reasons proffered by the court of appeals in refusing to apply this settled principle is valid.

      a. In support of its conclusion that petitioners could not recover their capital infusion, the Federal Circuit noted that the contractual capital promised by the government amounted to an intangible asset, whereas the cash capital was a tangible (or "investable") asset once it was infused into the bank. App., infra, 10a-11a. But no principle of law requires the non-breaching party to obtain identical performance in order to mitigate or cover. To the contrary, it often will be the case (as it was here) that the non-breaching party is forced to obtain a substitute for the unique promises broken by the government, in which case the law allows damages for the difference. Restatement (Second) of Contracts ss. 350, cmt. e.

      Outside the context of the Winstar cases, the Federal Circuit has followed the common-law rule to reach results directly contrary to its decision in this case. In Hughes Communications Galaxy, Inc. v. United States, 271 F.3d 1060 (Fed. Cir. 2001), for example, the government had promised a private company that it could use the space shuttle to launch commercial satellites. Shuttle service, like the contractual capital promises here, was uniquely available from the government. After the space shuttle program was suspended, the private company in Hughes was required to use much more expensive rockets to launch its satellites. Notwithstanding the manifest differences between the services promised and the substitute employed in mitigation, the Federal Circuit held that the government was liable for the "difference between the cost of the substitute services and the contract price plus other losses." Id. at 1066; see also Naekel v. Department of Transp., 850 F.2d 682, 685 (Fed. Cir. 1988).

      The Federal Circuit's departure in this case from the common-law rule, as articulated in Hughes and other cases, is explicable only as part of its continuing effort to deny recovery to Winstar plaintiffs. The differences between contractual capital and cash capital are undisputed; but, in this context, they are also meaningless. The government's breach deprived petitioners of contractual capital, which was uniquely available from the government itself; in mitigation, petitioners availed themselves of the only lawful substitute, which was cash capital. The essence of the breach effected by FIRREA was that petitioners (and others similarly situated) could no longer rely on intangible assets to meet regulatory capital requirements. To say that petitioners cannot recover mitigation damages because they had to use cash rather than the intangible assets that were outlawed by FIRREA is to turn the government's breach into a defense. Only by applying a special rule for the government, in contravention of Winstar and Mobil Oil, could the Federal Circuit conclude that the capital infusion is not recoverable as cover damages.

      b. The Federal Circuit's second rationale is, if anything, even more wrong than its first. The court said that "if the capital infusions replaced funds that would otherwise have been borrowed, they prevented Bank United from incurring a $35 million debt that it would eventually have been required to repay." App., infra, 11a (emphasis added). The undisputed evidence, however, was that the capital infusion was not made to replace "borrowed funds"; it was made to replace the contractual capital lost as a result of the government's breach. See id. at 53a. That capital was used to support borrowings, not to retire them.

      For a variety of reasons, banks can borrow at lower cost than other corporations. Banks use those borrowings to fund assets (e.g., mortgage loans) that pay higher yields. A bank's principal mechanism for generating profit is the spread between the costs of borrowing and the higher yields on the assets funded.3 Moreover, because bank deposits are unsecured, the assets funded by those borrowings can be pledged to secure additional liabilities (such as advances from the Federal Home Loan Banks) to fund even more assets.


--------------------

      (3) To be sure, using cash capital rather than contractual capital for leverage saves a small fraction of those borrowing costs. But the reason why regulatory capital is valuable is the ability to leverage it many times over. See Winstar, 518 U.S. at 851 (citing Breeden, Thumbs on the Scale: The Role That Accounting Practices Played in the Savings and Loan Crisis, 59 Fordham L. Rev. S71, S75-S76 (1991)). In this case, the Federal Circuit acknowledged that the funding cost difference between using cash and contractual capital was immaterial. App., infra, 11a.

      As this Court explained in Winstar, the business of banking is leverage. The regulatory capital requirements operate as a constraint on banks' ability to borrow. By providing more contractual capital, the agreement here "inflated the institution's reserves, thereby allowing the thrift to leverage more loans." Winstar, 518 U.S. at 851. When the government breached the contract in this case, the injury to petitioners was the reduction in Bank United's ability to borrow. For the Federal Circuit to say that petitioners were not harmed because they avoided an opportunity to borrow turns the business of banking on its head.

      By studiously ignoring the realities of these transactions and the business milieu in which petitioners operate, the Federal Circuit once again violated the precepts laid down in Winstar. This Court took pains to understand and to explain the workings of the thrift industry and the critical role of regulatory capital. 518 U.S. at 849-55. The Federal Circuit, by contrast, recognized that the government's contractual capital promises created "borrowing capacity," but concluded that this ability to leverage--the primary consideration offered by the government to induce petitioners to acquire Bank United--was without value. App., infra, 13a. It is precisely that conclusion, however, that this Court repeatedly rejected in Winstar itself. 518 U.S. at 907 (observing that the breaking of the government's regulatory capital promises "eliminate[d] virtually all of the consideration provided by the Government in these transactions"); id. at 921 (Scalia, J., concurring in judgment) (stating that failing to recognize the value of contractual capital to the bank would render the government's promises in these supervisory merger agreements "illusory"); see also RTC v. FSLIC, 25 F.3d 1493, 1502 (10th Cir. 1994) (finding that "no rational investor" would have entered into a Winstar-type contract without the regulatory capital promises).

      c. The Federal Circuit's final rationale is completely baseless. The court said that petitioners still had the capital infusion, just in a different "account" (i.e., in the bank rather than in their pockets). See App., infra, 11a-12a. That analysis ignores the indisputable fact that absent the breach they would have had both the contractual capital and the cash capital. Again, the lower courts' analysis assumes that regulatory capital had no independent value to the bank--a conclusion that cannot be squared with this Court's decision in Winstar.

      In contrast to the decisions below, the Ninth Circuit has recognized that the mere fact that a cash infusion is retained in the bank does not make the investors whole. See Far West Fed. Bank v. OTS, 119 F.3d 1358, 1366 (9th Cir.
1997). Instead, the Ninth Circuit upheld an award of the entire cash infusion. Ibid.; see also Bluebonnet Sav. Bank v. United States, 266 F.3d 1348, 1356 (Fed. Cir. 2001). The decision below cannot be reconciled with this line of authority.

      Moreover, petitioners could not take their capital out of the bank without shrinking it--precisely the consequence that the contract would have allowed them to avoid. Glendale, 239 F.3d at 1377. Accordingly, the Federal Circuit's assertion that petitioners did not lose control of the $35 million in any sense is inconsistent with the nature of a regulatory capital contract. Putting petitioners in as good a position as they would have occupied in the absence of the breach requires a return of the $35 million capital infusion.

      2. The Federal Circuit also committed manifest legal error in concluding that petitioners are not entitled to the foregone earnings on the $35 million they infused into the thrift to mitigate the government's breach. The Federal Circuit denied petitioners any earnings on the capital infusion into the bank because petitioners "fail[ed] to demonstrate any difference between the rate of return earned on the $35 million that was infused and the rate of return that otherwise would have been earned on alternative investments." App., infra, 13a. This conclusion is nothing more than a legal holding that the contractual capital had no value, and thus cannot be reconciled with Winstar.

      In the absence of the breach, petitioners would have had this capital available for other purposes--investing in the market, in government bonds, in other opportunities, or in the thrift itself. The thrift would have made as much as it actually did and petitioners would have had the earnings on the $35 million. Accordingly, the correct measure of damages is the difference between the return earned on the $35 million actually infused into the bank due to the breach, on the one hand, and both the bank's actual return and the returns petitioners would have earned had they been able to deploy their $35 million elsewhere, on the other. Restatement (Second) of Contracts ss. 347, cmt. f. Putting petitioners in the position they would have occupied in the absence of the breach thus requires awarding them the earnings on the $35 million.

      3. The Federal Circuit's denial of any damages in connection with the capital infusion creates an anomaly in the law of contract remedies. If petitioners had not infused the capital and instead sold assets to remain in capital compliance, they would have been entitled to the lost earnings on those assets and the earnings on the cash that they had retained. CalFed, 245 F.3d at 1349-50. It is surpassingly odd that a party that successfully mitigates could be entitled to less relief (from both its mitigation and damages awarded to reimburse the costs of that mitigation) than a party that is unable to do so. Unsurprisingly, the law is not so irrational: While the non-breaching party has a duty to mitigate, he is also entitled to the reasonable costs of mitigation. Restatement (Second) of Contracts ss. 350 & cmts. e, h. The Federal Circuit, by contrast, denied petitioners lost profits on the ground of mitigation and denied the costs of that very mitigation, leaving them with no remedy in the face of an adjudicated breach of contract. The inconsistency of that conclusion with the holding and rationale of Winstar and Mobil Oil warrants review and reversal.

II. THE FEDERAL CIRCUIT'S REFUSAL TO AWARD ANY COSTS IN CONNECTION WITH THE PREFERRED STOCK ISSUANCE CONFLICTS WITH PRIOR DECISIONS OF THIS COURT

      The Federal Circuit also erred by refusing to award petitioners the costs of raising capital in the external markets. Bank United raised $85.5 million in capital through the issuance of 3.4 million shares of preferred stock. App., infra, 59a. The Federal Circuit, however, persisted in its legal misinterpretation of the government's regulatory capital promises and refused to grant Bank United the actual costs of this preferred stock issuance--i.e., the dividends paid to investors that would not have been paid in the absence of the breach. This is an important and recurring issue that warrants review.

      1. The trial court recognized that the 1992 preferred stock issuance was a mitigating transaction and awarded petitioners $3,942,500 in commissions, attorneys fees, and other transaction costs incurred in connection with that issuance. App., infra, 59a. But the courts below committed legal error in refusing to award petitioners, in addition to those transaction costs, the $69.3 million in dividends actually paid on the preferred stock that Bank United was forced to issue as a result of the government's breach.

      a. In CalFed, the Federal Circuit similarly denied recovery of dividends paid on preferred stock issued in the wake of the government's breach of capital promises. 245 F.3d at 1350. The Federal Circuit cast its decision there as deference to the trial court's credibility assessment of competing testimony (ibid.), and the government subsequently contended that "faulting the trial court for crediting the government's expert regarding replacement costs" is "a matter that does not warrant this Court's attention." Opp. to Pet. for Cert. in No. 01-595 (U.S. Dec.

2001), at 30. The decisions below give the lie to that characterization: the trial court in this case made no credibility assessment or fact-specific determination in denying dividends as damages. App., infra, 59a-60a, 63a-64a. Rather, the court held that dividends did not constitute damages as a matter of law because they were "not . . . transaction costs." Id. at 64a. In affirming the trial court's judgment, the Federal Circuit reflexively cited its prior decision in CalFed and engaged in no further legal analysis. App., infra, 14a.4 Whatever the original basis for that decision, the Federal Circuit now has construed CalFed as establishing a legal bar on the award of dividends on equity securities as contract damages. This legal bar, however, is itself legally erroneous.

      The Federal Circuit's legal prohibition on the recovery of dividend obligations incurred in the replacement of contractual capital is premised on examining only a single point in time--the day the securities are issued. On the date of issuance, the Federal Circuit said, "the value of the cash proceeds of a capital offering equal[s] the expected expense of future dividends." App., infra, 14a. But this approach to calculating damages is contrary to well-established law. Damages are to be measured over the time for contractual performance. Energy Capital Corp. v. United States, 302 F.3d 1314, 1330 (Fed. Cir. 2002); cf. Sinclair Ref. Co. v. Jenkins Petroleum Process Co., 289 U.S. 689, 698 (1933).

      Looking back on the stream of payments made by Bank United over the course of the contract, dividends are a cost, plain and simple. If the government had kept its capital promises, Bank United would not have had to issue the


--------------------

      (4) The court of appeals did note that the testimony of a government expert was "consistent with" awarding only transaction costs. App., infra, 14a. But the trial court did not rely on the testimony of this (or any other) witness in denying recovery of preferred stock dividends. App., infra, 59a-60a, 64a-65a. Unlike the government's opportunistic and erroneous characterization of CalFed, therefore, this case does not involve credibility determinations or conflicting testimony.

preferred stock, and would not have paid $69.3 million in dividends to the new investors. These dividend payments reduced petitioners' earnings on the leverage capacity the new capital was raised to maintain, and they are entitled to recover those payments, which would not have been made in the absence of the breach, as mitigation costs. Any other conclusion cannot be reconciled with Winstar's recognition that the ability to leverage contractual capital was the sine qua non of the parties' agreement. See 518 U.S. at 921 (Scalia, J., concurring in judgment).

      b. The incorrectness of the legal rule applied by the courts below is demonstrated by the facts of this very case. Due to the breach, Bank United was forced to convert subordinated debt into a form that would count as regulatory capital under FIRREA, increasing the coupon rate on that debt from 15% to 15.75%. App., infra, 42a-43a. The Federal Circuit's decision properly allowed petitioners to recover the increased costs of debt financing. App., infra, 59a. Under the rationale of the Federal Circuit, petitioners would have been entitled to all interest payments if the holding company had raised $88.5 million by issuing additional subordinated debt, instead of preferred stock issued at the bank level.

      Preferred stock functions like a debt instrument in regards to its effect on the issuer's cash flows. Brealey & Myers, Principles of Corporate Finance 392 (6th ed. 2000).5 Accordingly, this Court and other courts of appeals have recognized that there is no reasonable basis for distinguishing between the costs of debt and equity financing--that is, interest and dividends. Duquesne Light Co. v. Barasch, 488 U.S. 299, 312 n.7 (1989) (recognizing a method for determining the cost of capital for public utilities that treated debt and equity financing identically); FPC v. Hope Natural Gas Co., 320 U.S. 591, 603
(1944); City of Los Angeles v.


--------------------

      (5) To raise capital to mitigate the effects of the government's breach, petitioners promised to (and did) pay "interest" (dividends) to public investors at a rate of 10.12% annually.

United States Dep't of Transp., 165 F.3d 972, 979 (D.C. Cir. 1999); Guaranty Nat'l Ins. Co. v. Gates, 916 F.2d 508, 515 (9th Cir. 1990); Consolidated Rail Corp. v. United States, 619 F.2d 988, 997 (3d Cir. 1980). The artificial distinction drawn by the Federal Circuit between debt and equity financing cannot be reconciled with these decisions.

      Indeed, the Federal Circuit itself has recognized elsewhere that the costs of an equity issuance to raise replacement capital are more than the transaction costs. In Bluebonnet, the government's breach of a Winstar-type contract increased the risk of investing in the bank sufficiently to foreclose an equity issuance and to force the bank to raise capital through a complex debt transaction. 266 F.3d at 1356. The bank argued that its interest costs in the debt transactions were greater than the dividend costs of equity financing it could have obtained but for the breach. Ibid. By awarding the increased financing costs, the Federal Circuit necessarily determined that dividend and interest payments are indistinguishable for the purposes of calculating damages. The Federal Circuit's decision here turns that principle on its head.

      The decision below also directly conflicts with the Federal Circuit's opinion in LaSalle, where the bank sought the dividends paid on external replacement capital in the wake of FIRREA. 317 F.3d at 1374. The government offered an identical response, claiming that the $300 million capital raise "had `no cost' because `the firm receives cash worth $300 million,' which is `the full value of the promise it is selling.'" Ibid. The Federal Circuit firmly rejected this argument, holding that "capital is not `costless' to either the investor or the recipient." Ibid.

      The differing approaches taken in LaSalle and Bluebonnet, on the one hand, and in CalFed and the decision below, on the other, demonstrate that the Federal Circuit itself is deeply and fundamentally confused about "replacement" capital and how to award damages for mitigating transactions.6 But this issue is critical because replacement is often at issue in Winstar cases. As the law now stands in the Federal Circuit, there is an inherent arbitrariness in whether plaintiffs that successfully mitigated a FIRREA breach will recover all, some, or none of the financing costs incurred. The court of appeals, however, has denied rehearing in virtually every Winstar case, including this one, notwithstanding these conflicts, and because of the exclusive jurisdiction conferred by the Tucker Act the issue is unlikely to arise in other circuits. This Court should therefore grant certiorari to resolve this important and recurring issue.

      2. The government will undoubtedly attempt to deflect attention from the Federal Circuit's deeply flawed refusal to allow recovery of dividend payments by reference to the court's unsupported, and insupportable, conclusion that the 1992 preferred stock issuance was not a mitigating transaction. App., infra, 15a-16a. The sole basis for the Federal Circuit's conclusion was that the preferred stock was issued near the end of the "damages window" to which the parties had agreed in connection with this litigation. Ibid.

      The importance of the "damages window" was that it measured the time that lost profits were potentially available before petitioners were able fully to mitigate the adverse effects of the breach. Petitioners were able to convert the subordinated debt and to infuse additional capital relatively early, but the undisputed evidence established (and the trial court found) that the external capital markets were closed to thrifts, including Bank United, until the end of 1992. App., infra, 49a & n.15; see also LaSalle, 317 F.3d at 1368; Bluebonnet, 266 F.3d at 1356. When investors again became willing to invest in the thrift industry, Bank United issued the preferred stock, thus completing its mitigation efforts. The


--------------------

      (6) The government has acknowledged that LaSalle and CalFed are "incompatible." Pet. for Reh'g in Nos. 00-5005 & 00-5027 (Fed. Cir. Feb. 28,
2003), at 8-9.

"damages window"--an artificial construct to which the parties agreed solely in the context of petitioners' claim for lost profits--thus closed at the end of 1992 precisely because of the preferred stock issuance. See App., infra, 28a. The Federal Circuit's conclusion that this transaction was not made in mitigation of the breach ignores this undisputed record evidence and is contrary to law, logic, and common sense.7

III.   THE ISSUES PRESENTED BY THIS CASE WARRANT REVIEW

      The Federal Circuit has embarked on a systematic evisceration of Winstar plaintiffs' right to contractual remedies--rights this Court held in Winstar, and reiterated in Mobil Oil, should be governed by the law applicable to all contracting parties. The Federal Circuit has created special rules limiting the economic consequences of the government's breach to the transaction costs of raising replacement capital and deeming the government's regulatory capital promises to be worthless. Those rules render Winstar itself all but a nullity, and cannot be reconciled with Mobil Oil's directive to adhere to the Restatement's principles of contract remedies. Review is warranted to effectuate this Court's mandate.

      This Court has frequently granted review of cases within the Federal Circuit's exclusive jurisdiction over breach of contract claims against the government, recognizing that a conflict among the circuits may never arise, where the Federal Circuit has departed from the accepted course. See, e.g., Hercules, Inc. v. United States, 516 U.S. 417 (1996) (resolving whether government contractor could recover tort


--------------------

      (7) As the trial court recognized, Bank United had a long-term growth plan that was conditioned on the availability of the promised regulatory capital. App., infra, 38a. The government's breach created a substantial capital shortfall that disrupted that plan. Bank United raised capital when the markets reopened to cure an existing shortfall and to continue implementation of its pre-breach plan, not to embark on some new enterprise. Id. at 49a-50a, 53a-54a.

judgments incurred in the course of performing the contract from the government); Keene Corp. v. United States, 508 U.S. 200, 205-06 (1993) (granting certiorari to interpret 28 U.S.C. ss. 1500, which exclusively concerns the jurisdiction of the Court of Federal Claims). Under such circumstances, this Court has focused on the importance of the issue at stake in the case in determining whether review is warranted. See Stern & Gressman, Supreme Court Practice ss. 4.21 at 264-65 (8th ed. 2002).8

      In Winstar itself, there was no conflict among the courts of appeals. Instead, the Court granted certiorari "to consider the extent to which special rules, not generally applicable to private contracts, govern enforcement of the governmental contracts at issue here." 518 U.S. at 860. The Winstar Court held that the government could not rely on such special liability rules, and the Mobil Oil Court extended that principle to contract remedies. But the Federal Circuit's acceptance of special rules to protect the government from bearing the cost of its FIRREA-related breaches has emptied this Court's mandate of any meaning.

      At the heart of the Federal Circuit's decision denying standard contractual remedies in this case--like its decisions in other Winstar-related cases (see note 1, supra)--is a fundamental misapprehension of the importance of the government's contractual capital promises. By holding that a regulatory capital forbearance has no independent value--notwithstanding the often hundreds of millions of dollars in net liabilities that the Winstar plaintiffs undertook in exchange for the government's promises--the Federal Circuit has contradicted this Court's analysis of the government's regulatory capital promises in Winstar and has


--------------------

      (8) The government acknowledged in the court below that "[m]any of the issues addressed" by the Federal Circuit in this case "have ramifications for the other Winstar-related cases," and in particular that the Federal Circuit's "discussion of `mitigation' principles, as they apply to these cases, has broad application." Mot. for Reiss. in Nos. 02-5132 & 02-5127 (Fed. Cir. Nov. 21,
2003), at 2.

left private parties, to whom this Court has held the government is liable, without a meaningful remedy. The court of appeals has refused to adhere to Mobil Oil in Winstar cases, and has gone so far off the track in adjudicating Winstar remedies that this Court's further guidance is warranted.

      This Court already has recognized that the government is contractually obligated to compensate those parties for breaching its capital promises. See Winstar, 518 U.S. at 883. The Federal Circuit, however, has repeatedly refused to apply the standard rules of contractual damages in Winstar-type cases, leaving petitioners and others without a meaningful remedy. By relieving the government of the financial consequences of its actions, the court of appeals has effectively transferred massive obligations from the public fisc to private parties--ironically, the very parties who previously volunteered to help the government in its time of need. Ibid.

      The costs imposed on these petitioners by the government's adjudicated breach of contract were more than $100 million. Yet all they have is a judgment for $4.9 million--less than the legal fees incurred in prosecuting their claim. Neither justice nor right has been served in this case. This Court's intervention is urgently needed to prevent the government from benefiting from the consequences of its own breach, and to restore the rule of law in this area.

                                   CONCLUSION

      The petition for a writ of certiorari should be granted.

      Respectfully submitted.

                                    MIGUEL A. ESTRADA
                                      COUNSEL OF RECORD
                                    MARK A. PERRY
                                    MICHAEL J. EDNEY
                                    GIBSON, DUNN & CRUTCHER LLP
                                    1050 Connecticut Avenue, N.W.
                                    Washington, D.C. 20036-5306
                                    (202) 955-8500

                                    COUNSEL FOR PETITIONERS

April 9, 2004.